Exhibit 23.1

CONSENT OF GRANT THORNTON LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 7, 2006, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Magma Design Automation, Inc. on Form 10-K/A for the year ended April 2, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Magma Design Automation, Inc. on Form S-3, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP
San Jose, CA
April 3, 2007